UNITED STATES
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
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BLAIR CORPORATION
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Investor Presentation April 9, 2007

The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this presentation regarding the company's definitive agreement and intention to sell substantially all of its and its affiliates' credit portfolio, to enter into a long term marketing and servicing alliance, expectations and intentions regarding use of such sale proceeds, expectations regarding the accretive nature of the transaction and subsequent resulting income generation are forward-looking statements. The company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The company disclaims any obligation to update or revise any forward- looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward- looking statements of the company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include the company's success in gaining regulatory review and approval of the transaction; general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the company's stores are located and the effect of these factors on the buying patterns of the company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; potential disruption from terrorist activity; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. Forward-Looking Statements

The 2007 EBIT and EBITDA management projections referred to in this presentation were used by our financial advisor, Stephens, Inc. for their fairness opinion issued to the Blair Corporation Board of Directors in connection with the proposed acquisition of Blair Corporation by Appleseed's Topco, Inc. These projections supplied to Stephens Inc. were not prepared by Blair Corporation's management with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditor, nor any other independent accountants have compiled, examined or performed any procedures with respect to the projections. These projections are forward-looking statements and represented our management's best estimates as of January 22, 2006 and do not reflect events after that date including, but not limited to, the year to date performance as of February 2007 as found in a press release filed in a 8-K on March 19, 2007. Based on such events, various changes to several of the assumptions which are set forth below, and the other matters referred to in this paragraph, we believe that these projections may no longer be reliable indications of our future results. While presented with numeric specificity, the forecasts reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions, and other matters, including assumed effective tax rates consistent with historical levels for us, all of which are difficult to predict, many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. The inclusion of these projections should not be regarded as an indication that Blair Corporation, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. Except to the extent required under applicable laws, we do not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the projections. See ''Forward-Looking Statements'' on page 2. Projections Used in This Presentation

Certain non-GAAP financial measures are discussed in this presentation that the Blair Corporation believes are useful to investors in evaluating the company's performance and was a financial measure used by Blair Corporation's financial advisor Stephens Inc. Information to provide a reconciliation to the nearest GAAP measure is provided on page 19. EBITDA, as used on pages 7, 13, 15 and 17, is not prepared in conformity with GAAP and is defined as net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the retail industry. This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities. Blair Corporation's definition of EBITDA may not be comparable with non- GAAP financial measures used by other companies. Management believes EBITDA provides meaningful supplemental information regarding our liquidity and performance by excluding the items discussed above. Additionally, management believes this financial information is useful to investors in assessing Blair Corporation's historical financial performance and for planning, forecasting and analyzing future periods since it is an important metric used by management for those same activities, as well as evaluating future investing and financing decisions. While management uses EBITDA as a measurement of liquidity, this non-GAAP financial measure does not consider debt-service payments, or cash generated by us that is available for capital expenditures, dividends and discretionary investment. Notes on non-GAAP Financial Measures

On January 23, 2007 Blair Corporation ("Blair" or the "Company") signed a definitive merger agreement with the Golden Gate Capital subsidiary, Appleseed's Topco, Inc. ("Appleseed's") Appleseed's will acquire 100% of the stock of Blair for $42.50 per share in an all cash transaction Upon completion of the transaction Blair will become and operate as a wholly owned subsidiary of Appleseed's Transaction Overview We ask your support for the merger in the upcoming stockholder vote

Equity Value - $173.6 million ($42.50 per share and 4.1mm fully diluted shares outstanding) Enterprise Value - $136.7 million (Based on cash of $36.9 mm as of 12/31/06) All cash, no financing contingency Customary for similar transactions Stockholder vote required is a majority of the outstanding shares No Material Adverse Effect Other customary conditions, including HSR, which has been received Blair solicited competing transaction proposals for a period of 30 days (1/23/07 - 2/22/07) (the "go-shop period") 2.0% of transaction value break-up fee plus expenses paid to Golden Gate in the event of a superior offer if transaction terminated during the go-shop period, and 3.5% if terminated afterwards Expected closing - 2Q 2007 Summary of Key Transaction Terms Valuation Consideration / Financing Stockholder Vote Approvals and Conditions to Closing Termination Timing Reps / Warranties

Overview of Offer Price (Dollars in Millions, Except per Share) Note: numbers may differ from those in the description of the fairness opinion of the financial advisor provided in the proxy statement filed with the SEC on March 21, 2007 because the opinion used estimated 2006 results and the analysis above uses the actual 2006 results filed in the 10-K on March 16, 2007. Additionally, 2007 YTD February results are 15.8% behind expectations on a revenue basis. This may impact full year 2007 performance resulting in multiples which differ from those calculated above.

Founded in 1910 in Warren, PA A leading national apparel retailer for women ages 50 and up Multi-channel marketer with 77% of 2006 revenue from catalog sales, 22% from internet sales and 1% from retail stores Blair brand concepts include: Misses / women's clothing and accessories Men's clothing and accessories Housewares Customer Profile Target Age: 50+ Income: Lower / Middle Target Market: Married with children in the home, employed, retired What She Likes: Comfortable coordinates, easy care fabrics, low to moderate price point Blair Overview

Appleseed's Topco, Inc. Overview Founded in 1946 and headquartered in Beverly, MA Approximately $650 million in revenue Appleseed's Topco began as "Johnny Appleseed's", a general merchandiser of women's, men's, and children's clothes, as well as distinctive gifts Acquired by Golden Gate Capital in November 2005 Multi-channel marketer, reaching customer through catalogs, website and ten retail locations for brands including: Appleseed's Tog Shop Draper's & Damon's Haband Norm Thompson Solutions Sahalie Focuses on classic women's apparel, targeting women 55 and older Brand concept includes misses, petites and women's apparel, shoes and accessories Customer Profile Target Age: 55+ Income: Middle / Upper Target Market: Married with grown children, retired but quite active What She Likes: Classic, high quality apparel

Golden Gate Overview Golden Gate Capital is an active investor in consumer products and retail, including direct marketing, branded consumer products and private label manufacturing The Company has approximately $3.4 billion of capital under management The primary vehicle for their specialty apparel and direct marketing acquisitions has been the portfolio company Catalog Holdings, which has annual revenues of $1.1 billion across 13 titles and has completed nine acquisitions since April 2004 Existing investments in catalog retailing include: Appleseed's Draper's and Damon's Haband Newport News Norm Thompson Outfitters Sahalie Solutions Spiegel The Tog Shop Venus Swimwear Wintersilks

Background of the Merger The board has frequently discussed potential strategic alternatives including possible mergers or acquisitions that would complement and enhance the Company's competitive strengths, strategic position and stockholder value On two separate occasions between 2001-2003 the Company signed letters of intent to acquire Appleseed's though the transaction did not move beyond the due diligence stage In November 2005, after the acquisition of Appleseed's by Golden Gate, Blair management contacted the CEO of Appleseed's to invite him to join the Blair management team, an offer which was declined From January 2006 to April 2006, Appleseed's and Blair had several conversations about strategic alternatives in which Appleseed's proposed a combination - Blair continued to evaluate multiple other acquisition opportunities May 2006, as a part of Blair pursuing potential acquisition candidates, one of Blair's advisors contacted Golden Gate about the possible sale of Appleseed's or other of their portfolio companies to Blair - Golden Gate was not interested in selling August 2006, Golden Gate told the Company's advisor that they were interested in acquiring Blair and indicated that if Blair were not interested they might consider various alternatives including a tender offer November 13, 2006, the Chairman and the CEO of Blair met with representatives from Golden Gate and Appleseed's who laid out their strategic direction and stated their interest in acquiring Blair though no specific offer was made at that time - Blair communicated they were not interested in being acquired January 3, 2007, the Company received an offer letter from Appleseed's to acquire all of the Company's common stock for $37.50 per share in cash The letter stated that if the Company did not respond within two days, Appleseed's reserved the right to make the offer public and to take such actions as commencing a tender offer and proposing a slate of directors The Blair board met on January 8, 2007 to discuss strategic alternatives, defensive measures and to review the offer - which it determined to be inadequate

Background of the Merger (continued) January 9, 2007, Blair representatives and financial advisors met with Golden Gate and Appleseed's Blair was informed that Appleseed's and its affiliates had acquired over 5% of Blair stock and they were still interested in buying Blair, by tender offer if an agreement could not be reached with the board Blair informed them that the offer of $37.50 per share was not sufficient January 10, 2007, Golden Gate and Appleseed's increased their offer to $39.00 per share in cash January 11, 2007, the Blair board met to evaluate the new proposal and strategic alternatives The board authorized its financial advisor to contact parties previously interested in acquiring Blair - these parties were either no longer interested, or not interested at the current offer price January 14, 2007, the Blair board met with representatives of Golden Gate and Appleseed's Following a presentation by Golden Gate on its portfolio of companies and their plans for Blair, the board went through an analysis of the $39.00 per share offer with financial advisors and rejected the offer January 15, 2007, the offer was raised to $41.50 per share in cash and the board directed its financial advisor to negotiate with Appleseed's to obtain a higher price and the right to a go-shop period January 16, 2007, the offer was raised to $42.50 per share and the go-shop period was agreed to - the board authorized management to negotiate a merger agreement January 17, 2007 - January 22, 2007, specific terms of the merger agreement were negotiated The board was kept apprised of important details by financial and legal advisors - at one point Appleseed's lowered it's price to $41.50 per share, which was rejected by the board and subsequently returned to $42.50 per share A fairness opinion was delivered on January 22, 2007 January 23, 2007, the board unanimously approved and adopted the merger agreement and unanimously resolved to recommend that stockholders vote to adopt the merger agreement - the parties executed the merger agreement and publicly announced the transaction by joint press release Note: A more detailed description of the background of the merger can be found in the Company's proxy statement filed with the SEC on March 21, 2007.

Transaction Offers Significant Value for Shareholders Offer price represents a premium of 15% - 79% to recent trading levels 15.0% premium over closing price of $36.95 on 1/22/07, one day prior to announcement 31.4% premium over closing price of $32.35 over 4 weeks prior to announcement 79.1% premium over closing price of $23.73 on 9/14/06, 90 days prior to announcement Enterprise Value / EBITDA multiple represented by transaction is greater than Company average of 5.9x over the last five years Deal represents an EV / EBITDA multiple of 22.7x 2006 EBITDA* Deal price represents an EV / EBITDA multiple of 6.3x 2007 projected EBITDA based on 2007 projections as of December 2006 Actual revenue is 15.8% behind expectations for the YTD period ended February 2007 and, as a result, actual 2007 results may be materially different than expectations which could result in a different Enterprise Value / 2007 EBITDA multiple Go-shop period did not result in superior offer 93 potential investors contacted Limited interest from less than 5; no proposals submitted Pursuant to the opinion of the Company's financial advisor as obtained by the Board: The $42.50 offer price per share represents a price that is potentially equivalent to the level at which the Blair stock may trade if Blair's financial performance improved over the next twelve months as planned and margins returned to historical levels for the full fiscal year 2007. The proposed transaction at $42.50 offer per share eliminates the inherent operating risk in the 2007 projections and provides a similar or higher value per share as Blair could achieve through significant operating improvements over the next twelve months. * 2006 EBITDA is calculated based on actual 2006 results provided in the 10-K filed on March 16, 2007.

Blair Five Year Trading History (January 22, 2002 - January 22, 2007) The offer price of $42.50 per share is a 15%-79% premium to recent trading levels Only 1.1% of the total volume traded over the twelve months prior to the announcement of the transaction, and 0.5% over the five year period represented in the graph below, traded at or above the offer price of $42.50 per share 7/20/05 - Blair completes self tender, repurchasing 4.4 mm shares at $42.00 4/27/05 - Blair announces credit portfolio sale 11/7/05 - Blair completes sale of credit portfolio and marketing services 1/3/07 - Blair receives bid at $37.50 from Appleseed's Offer price of $42.50 4/27/06 - Blair reports net loss of $0.21 per share in 1Q06 vs. net income of $0.08 in 1Q05 7/24/06 - Blair reports net loss of $0.06 per share in 2Q06 vs. net income of $0.73 in 2Q05 10/24/06 - Blair reports net loss of $0.30 per share in 3Q06 vs. net income of $0.23 in 3Q05

Blair Historical EV/EBITDA Trading Multiple Source: FactSet Research Systems, Capital IQ and Company filings. (January 22, 2002 - January 22, 2007) The Enterprise Value/EBITDA multiples implied by the transaction are a premium to the historical average Actual results for the YTD period ending February 2007 are significantly behind management expectations As a result, actual 2007 results may be materially different than expectations which could result in a different Enterprise Value / 2007 EBITDA multiple for the transaction than indicated below Sale of Consumer Receivable Portfolio Enterprise Value decreases from $280.7 million to $100.8 million Release of 3Q06 financial results LTM EBITDA decreases from $17.1 million to $11.1 million

The Go-Shop Period The Company's board of directors negotiated a 30-day period in which the Company and its advisors actively solicited other potentially interested buyers This provided a "market check" for price and terms being offered by Appleseed's As a part of this process, the Company's advisors contacted 93 potential buyers 35 "strategic" buyers who are women's wear retailers, general retailers or catalog operators 58 "financial" buyers who are primarily private equity investors Of the parties contacted, four signed confidentiality agreements and were given access to financial and operational information as a part of their diligence process As of the end of the go-shop period (2/22/07) the Company had not, and to date has not, received any competing proposals and none of the parties contacted have indicated an interest to pursue further diligence

2007 Blair Outlook February YTD 2007 revenue declined 27.0% over 2006, and was 15.8% below expectations Planned circulation reductions coupled with softer than expected demand Customers slow to respond to merchandising mix of primarily spring apparel during colder than normal winter months Fulfillment issues with implementation of new warehouse management system The 2007 estimate does not reflect the actual results for February 2007 YTD and actual FY 2007 performance may be materially different from the estimates presented above (Dollars in Millions, Except per Share) * Adjusted results exclude costs related to the tender offer, the gain on the sale of the receivables portfolio and assumes that the credit operation was sold as of January 1, 2005. ** Further information regarding YTD performance as of February 2007 can be found in a press release filed in a 8-K on March 19, 2007. The Company anticipates releasing first quarter results the week of April 16, 2007.

EBITDA Reconciliation to GAAP Net Income (Dollars in Millions) * Adjusted results exclude costs related to the tender offer, the gain on the sale of the receivables portfolio and assumes that the credit operation was sold as of January 1, 2005. ** The 2007 estimate represented above does not reflect the actual results for February 2007 YTD.

Road Map to Completion Executive definitive agreement Go-shop period Receive HSR approval Blair shareholder vote Close transaction Completed Expired with no alternative bids offered Received 3/9/07 April 24, 2007 2Q 2007 Event Expected Timeline

In connection with the proposed merger and related transactions, Blair Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. Blair stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Blair Corporation, free of charge, at the SEC's web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Blair Corporation website at www.blair.com, and may also be obtained by writing Blair Corporation's investor relations department, at 220 Hickory Street, Warren, PA 16366, or by calling Georgeson Inc. at (866) 229- 8451. Blair Corporation and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Blair Corporation's stockholders in respect of the proposed transaction. Information regarding Blair Corporation's directors and executive officers and their ownership of Blair securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement filed on March 21, 2007. Additional Information